Exhibit 99.1

NEWS RELEASE

Contact:	John A. Maurer
Vice President,
Treasurer and Investor Relations
Foot Locker, Inc.
(212) 720-4092

FOOT LOCKER, INC. ELECTS NICHOLAS DIPAOLO, PREVIOUSLY LEAD DIRECTOR, AS

NON-EXECUTIVE CHAIRMAN OF THE BOARD

NEW YORK, NY, May 20, 2015 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today announced that its Board of Directors has elected Nicholas DiPaolo, previously its Lead Director, to the position of non-executive Chairman of the Board, effective today May 20, 2015. He succeeds Ken C. Hicks who, as previously announced, retired from the Company and the Board of Directors after today’s Annual Meeting of Shareholders.

“I appreciate the confidence that my fellow board members have shown in electing me to the position of Chairman of the Board,” stated Mr. DiPaolo. “I join with the rest of the Board in expressing my appreciation to Ken Hicks for his outstanding leadership in the entire succession process, which also led to the election last year of Dick Johnson as President and Chief Executive Officer. I am elated to be working with Dick even more closely now as Chairman of the Board.”

Nicholas DiPaolo, age 73, retired Vice Chairman of Bernard Chaus, Inc., has been Lead Director of Foot Locker, Inc. since May, 2012 and a Director since 2002. Mr. DiPaolo has previously served as a director of Bernard Chaus, Inc. (to June 2005), JPS Industries, Inc. (to April 2013), and R.G. Barry Corporation (to September 2014).

Foot Locker, Inc. is a specialty athletic retailer that, as of May 2, 2015, operated 3,419 stores in 23 countries in North America, Europe, Australia, and New Zealand. Through its Foot Locker, Footaction, Lady Foot Locker, Kids Foot Locker, Champs Sports, SIX:02, Runners Point, and Sidestep retail stores, as well as its direct-to-customer channels, including Eastbay.com, footlocker.com, and SIX02.com, the Company is a leading provider of athletic footwear and apparel.

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Foot Locker, Inc. 112 West 34th Street, New York, NY 10120